RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES ANNOUNCES
NEW $5 MILLION STOCK REPURCHASE PROGRAM

Pennsauken, NJ – October 28, 2013 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today announced that its board of directors has approved a new stock repurchase program to repurchase up to $5.0 million of RCM’s outstanding shares of common stock from time to time over the next 12 months. Under RCM’s previous stock repurchase program, RCM repurchased $7.5 million of RCM’s common stock during the period from February 2010 through January 2013.

In accordance with applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, the stock repurchases may be made from time to time in the open market or in privately negotiated transactions, depending on market conditions, share price and availability and other factors at RCM’s discretion. The stock repurchase program may be suspended or discontinued at any time without prior notice.

“The board’s authorization of this stock repurchase program is a reflection of the confidence that our board and management have in RCM’s operating fundamentals, business opportunities and growth prospects,” said Leon Kopyt, RCM’s Chairman and CEO. “As demonstrated by today’s announcement and our record over the past three years in returning close to $20 million in value to our stockholders through stock repurchases and special dividends, our board remains committed to taking swift and decisive action to deliver value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory, or our ability to continue investing in our business. While future stock repurchase programs and dividend declarations are subject to approval of the board and will depend on RCM’s results of operations, financial condition, anticipated capital requirements, business conditions, contractual restrictions and other factors deemed relevant by our board, we remain committed to continuing to explore further actions to enhance stockholder value,” concluded Mr. Kopyt.

RCM intends to finance this stock repurchase program using RCM’s available cash and cash equivalents.  As of June 29, 2013, RCM had cash, cash equivalents and marketable securities of approximately $13.2 million.

As of September 28, 2013, RCM had approximately 12.4 million shares of common stock outstanding.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting. RCM plans to file a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. Such information can also be found in RCM’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, filed with the SEC on February 21, 2013, RCM’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013, filed with the SEC on May 10, 2013, RCM’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2013, filed with the SEC on August 8, 2013, and in RCM’s definitive proxy statement for the 2012 Annual Meeting of Stockholders, filed with the SEC on April 27, 2012. To the extent holdings of RCM’s securities have changed since the amounts shown in the definitive proxy statement for the 2012 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin D. Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials, when available, may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.